Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-234356

November 20, 2019

Canaan Inc.

Canaan Inc., or our company, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents our company has filed with the SEC for more complete information about our company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents our company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, our company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, if you request it, by contacting Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, or by calling +852 2501-2106, or by email at Jennifer.pu@citi.com. You may also access our company’s most recent prospectus, which is included in Amendment No. 4 to our company’s registration statement on Form F-1, as filed with the SEC on November 20, 2019, or Amendment No. 4, by visiting EDGAR on the SEC website at:

https://www.sec.gov/Archives/edgar/data/1780652/000119312519296267/d773846df1a.htm

The following information supplements and updates the information contained in our company’s preliminary prospectus included in Amendment No. 4, or the preliminary prospectus. This free writing prospectus reflects the following amendment that was made to the preliminary prospectus. All references to page numbers are to page numbers in the preliminary prospectus.

The first sentence of the third paragraph was deleted and replaced in its entirety by the following:

Fourteen investors have indicated their interest in purchasing over 5% of the ADSs being offered in this offering, at the initial public offering price and on the same terms as the other ADSs being offered.